Exhibit 99.1

HeartSciences Signs Definitive Agreements with the Icahn School of Medicine at Mount Sinai to Commercialize Artificial Intelligence Cardiovascular Algorithms

Southlake, TX, September 21, 2023 (GLOBE NEWSWIRE) -- Heart Test Laboratories, Inc. d/b/a HeartSciences (Nasdaq: HSCS; HSCSW) ("HeartSciences" or the "Company"), an AI-powered medical technology company focused on transforming ECGs/EKGs to save lives through earlier detection of heart disease, today announced it has executed definitive agreements with the Icahn School of Medicine at Mount Sinai (Icahn Mount Sinai), in New York, NY, to commercialize electrocardiographic AI algorithms and assets, as well as a memorandum of understanding for on-going cooperation, collaboration and de-identified data access.

Icahn Mount Sinai has invested in the curation of tens of millions of ECG records, enabling its leading researchers to develop a range of disease detection algorithms and state-of-the art AI foundational methods for use with ECG waveforms. HeartSciences has entered into licenses covering rights to a variety of Icahn Mount Sinai’s AI algorithms, technologies and patent filings for the screening and diagnosis of cardiovascular disease.

HeartSciences and Icahn Mount Sinai have also entered into a memorandum of understanding for ongoing cooperation encompassing de-identified data access, on-going research, and the evaluation of HeartSciences’ MyoVista® wavECGTM.

"We are thrilled to announce this agreement with Icahn Mount Sinai and look forward to working with one of the top-ranked hospitals for cardiology in the world, at the cutting edge of AI-powered ECG development," said Andrew Simpson, CEO of HeartSciences. “This is a transformative event for the Company and will significantly strengthen our business, accelerate our development and broaden the range of prospective solutions that we will provide for patients.

In addition to providing algorithms on our MyoVista device we also intend to develop a cloud-based, device agnostic platform to enable HeartSciences to provide AI-solutions to help identify cardiovascular disease in any care setting worldwide in a manner to best suit different care providers.”

Girish Nadkarni, MD, MPH, Irene and Dr. Arthur Fishberg Professor of Medicine at the Icahn School of Medicine at Mount Sinai, System Chair of the Division of Data-Driven and Digital Medicine (D3M), Co-Director of the Mount Sinai Clinical Intelligence Center (MSCIC), and the Co-Director of the Charles Bronfman Institute of Personalized Medicine said, “Cardiovascular disease is the leading cause of death around the world, with over 20 million fatalities annually. Accordingly, early detection and treatment are of paramount importance. AI-powered ECG analysis offers the potential of achieving these goals, potentially reducing healthcare costs and improving patient quality of life. Icahn Mount Sinai is a leader in this developing field, having assembled a world class team of researchers led by Akhil Vaid, MD, Instructor in the Division of Data Driven and Digital Medicine (D3M), and invested in the curation of data for millions of ECG records with our Scientific Computing Infrastructure. We are delighted to enter into this agreement with HeartSciences and look forward to a close relationship and bringing these important technologies to market.”

Erik Lium, PhD, the Chief Commercial Innovation Officer of the Mount Sinai Health System and the President of Mount Sinai Innovation Partners, said, “HeartSciences is one of a small number of companies working to bring new AI-powered ECG capabilities to market. We believe that these types of technologies may enable the early detection of heart disease and improve the lives of patients.”

The artificial intelligence cardiovascular algorithms are based on technology developed by Mount Sinai faculty and licensed by Mount Sinai to HeartSciences. Mount Sinai and Mount Sinai faculty, including Dr. Nadkarni; Dr. Vaid; Joshua Lampert, MD, Medical Director of Machine Learning for Mount Sinai Heart; Vivek Reddy, MD, Director of Cardiac Arrhythmia Services for The Mount Sinai Hospital and Mount Sinai Health System, and The Leona M. and Harry B. Helmsley Charitable Trust Professor of Medicine in Cardiac Electrophysiology at Icahn Mount Sinai; and Son Duong, MD, Assistant Professor of Pediatrics (Pediatric Cardiology) at Icahn Mount Sinai, have a financial interest in this technology and in HeartSciences. The financial interest of Mount Sinai faculty is pursuant to the Mount Sinai Intellectual Property Policy.

About HeartSciences

Heart Test Laboratories, Inc. d/b/a HeartSciences is a medical technology company focused on applying innovative AI-based technology to an ECG (also known as an EKG) to expand and improve an ECG's clinical usefulness. Millions of ECGs are performed every week and the Company's objective is to improve healthcare by making an ECG a far more valuable cardiac screening tool, particularly in frontline or point-of-care clinical settings. HeartSciences' first product candidate for FDA clearance, the MyoVista® wavECG™, or the MyoVista®, is a resting 12-lead ECG that is also designed to provide diagnostic information related to cardiac dysfunction which has traditionally only been available through the use of cardiac imaging. The MyoVista® also provides conventional ECG information in the same test. The business model, which involves the use of the MyoVista® Device and consumables for each test, is expected to be "razor-razorblade" as the electrodes used with the MyoVista® are proprietary to HeartSciences, and new electrodes are required for every test performed.

For more information, please visit: https://www.heartsciences.com. Twitter: @HeartSciences

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are relating to the Company's future financial and operating performance. All statements, other than statements of historical facts, included herein are "forward-looking statements" including, among other things, statements about HeartSciences' beliefs and expectations. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. The expectations reflected in these forward-looking statements involve significant assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Potential risks and uncertainties include, but are not limited to, risks discussed in HeartSciences' Annual Report on Form 10-K for the fiscal year ended April 30, 2023, filed with the U.S. Securities and Exchange Commission (the "SEC") on July 18, 2023, HeartSciences’ Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2023, filed with the SEC on September 14, 2023, and in HeartSciences' other filings with the SEC at www.sec.gov. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:

HeartSciences
Gene Gephart
+1-737-414-9213 (US)
info@heartsciences.com

Investors
Gilmartin Group
Vivian Cervantes
investorrelations@heartsciences.com